UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2010

TIGRENT INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

0- 27403	84-1475486
(Commission File No.)	(IRS Employer Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (239) 542-0643

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04. TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

On September 13, 2009, Tigrent Inc. (the “Company”) and Russell A. Whitney, its former Chief Executive Officer, entered into a settlement memorandum (“Settlement Memorandum”) with M. Barry Strudwick, Susan Weiss and certain other parties providing for settlement and release of certain claims with respect to its previously disclosed litigation (“Litigation”) relating to Monterey del Mar, S.A., a Panamanian company (“MDM”) and other matters.  Under the terms of the Settlement Memorandum, the Company agreed to pay Mr. Strudwick and Ms. Weiss a total of $3.8 million, $1.2 million of which was paid in 2009.  The Company issued two promissory notes for the remaining $2.6 million, one in the amount of $2.3 million (the “First Note”) and the other in the amount of $300,000 (the “Second Note” and, together with the First Note, the “Notes”).  The First Note bears interest at a rate of 6% per annum and is payable in equal quarterly principal and interests payments over a 3 year period, with payments that began on January 15, 2010 and subsequent quarterly payments due on the 15th of the applicable month for the balance of the 3 year period.  Late payments on the First Note accrue interest at a rate of 8% per annum.  The Second Note bears interest at a rate of 8% per annum and is payable over 4 years, with quarterly interest-only payments in years one through three, and quarterly principal and interest payments in the fourth year.  The Notes are to be secured by the Company’s interests in (i) MDM and in that certain hotel property in Costa Rica operated for the benefit of MDM and (ii) Tranquility Bay, undeveloped real property in Lee County, Florida.

Pursuant to the terms of the Settlement Memorandum, payments under the Notes will be in default if not made within ten (10) days of the due date.  In the event of default, the total unpaid amounts under the Notes become immediately due and payable.  The Company missed payments of approximately $220,337.00 and $5,983.00 with respect to the First Note and Second Note, respectively, that were due on July 15, 2010, which nonpayment became an event of default on July 25, 2010 after continuing for a period of over ten (10) days.  As of the date hereof, the amount of principal due upon acceleration is $1,916,666 under the First Note and $300,000 under the Second Note. The Company has not paid any amounts accelerated under the Notes and is currently in discussions with the holders of the Notes regarding payment of the amounts due.  If the Company is unable to pay or negotiate a payment settlement with the holders of the Notes, the holders may attempt to fully exercise their rights and remedies under the Notes and Settlement Memorandum, which include foreclosure on the Company’s interest in Tranquility Bay, subject to any applicable defenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIGRENT INC.

Dated: July 29, 2010
	By:	/s/ Steven C. Barre
Steven C. Barre
Interim Chief Executive Officer